ASA Gold and Precious Metals Limited 8-K

Exhibit 99.1

Excerpts from October 14 Letter:

EMAIL: LMARKSESTERMAN@OLSHANLAW.COM

DIRECT DIAL: 212.451.2257

October 14, 2024

BY EMAIL

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Re:	ASA Gold & Precious Metals Ltd.

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We represent Paul Kazarian and Ketu Desai (the “New Directors”), in their capacities as directors of ASA Gold and Precious Metals Limited (“ASA” or the “Company”), a Bermuda exempted limited liability company and closed-end management investment company registered under Bermuda’s Companies Act 1981, as amended (the “BCA”), and the U.S. Investment Company Act of 1940, as amended (the “ICA”). We write regarding the misconduct of ASA directors Mary Joan Hoene and William Donovan (the “Continuing Directors”)… As detailed below, the Continuing Directors have engaged in an egregious manipulation of the Company’s corporate machinery to entrench and empower themselves, and have used sham committees to exclude the New Directors from what should be Board deliberations, thereby preventing the New Directors from exercising their rights and responsibilities. The Continuing Directors’ conduct blatantly violates their fiduciary duties as directors under the BCA and the most basic corporate governance standards…

The Continuing Director’s [  ] conduct has caused and is causing harm to the Company and its shareholders. The New Directors therefore expect that: … (ii) the Board retain non-conflicted counsel to advise on such matters; (iii) the Board, advised by non-conflicted counsel, promptly meet to review the formation, propriety and potential disbandment of the rights plan committee (the “Sham Rights Plan Committee”) and the litigation committee (the “Sham Litigation Committee”, and together with the Sham Rights Plan Committee, the “Sham Committees”); and (iv) the Nominating, Audit and Ethics Committee of the Board (the “Nominating Committee”) resume its proper functioning and promptly review and evaluate all candidates for election as directors received by the Company and make recommendations to the Board concerning the election of directors for the 2025 AGM (as defined below).

1.	The Prior Board [ ] Formed the Sham Committees to Entrench Themselves and Exclude the New Directors from Fundamental Board Matters

In December 2023,… Saba Capital Management, L.P.’s (together with its affiliates, “Saba”) deliver[ed] [] a requisition to nominate five director candidates for election at the Company’s 2024 annual general meeting of shareholders (the “2024 AGM”) on December 1, 2023…

The Company scheduled the 2024 AGM for April 26, 2024. On April 12, 2024, Institutional Shareholder Services Inc. (“ISS”) recommended that shareholders vote for the election of Saba director candidates Messrs. Desai and Kazarian to the Board.

By April 26, 2024, it would have become apparent to the Prior Board that the New Directors would be elected. Shortly before the Company commenced the 2024 AGM, the Prior Board [ ] adopted resolutions to create the Sham Committees. The Board’s resolutions governing the formation of these committees (the “April 26 Resolutions”) state that they were formed purportedly in response to the upcoming expiration of the Rights Plan and Saba Litigation.

October 14, 2024

The timing of the Sham Committees’ formation alone raises serious question about whether the Prior Board’s conduct was consistent with the directors’ duties under Bermuda law. If such committees were necessary and appropriate, the Prior Board would have formed them months earlier when the Rights Plan was adopted or Saba filed its lawsuit. The only material change in the Prior Board’s circumstances since January 31, 2024, appears to be that earlier on April 26, 2024, the Prior Board would have almost certainly received a final shareholder vote for the 2024 AGM and therefore have known with near certainty that Messrs. Kazarian and Desai would be elected as directors imminently. Seeing the writing on the wall, the Prior Board took preemptive action to entrench the Continuing Directors and perpetuate their will on the reconstituted Board following the 2024 AGM.

Indeed, the April 26 Resolutions acknowledge that the Sham Committees were formed for the improper purpose of entrenching the decisions of the Prior Board by conferring exclusive power for the Continuing Directors – i.e., Ms. Hoene and Mr. Donovan – and excluding the New Directors by depriving them of their full rights and ability to carry out their fiduciary duties as directors under Bermuda law. The Resolutions state:

“(noting in particular that Saba intends to nominate persons to the Board at the Company’s 2024 Annual General Meeting of Shareholders and that there may be a need for the said committees to obtain independent legal advice and to consider privileged legal advice in respect of the Rights Plan, the Saba Litigation and any course of conduct of new members of the Board that is inconsistent with the best interests of the Company in the view of the Board as currently constituted).”1

Plainly stated, the two directors who lost the election – Bruce Hansen and Alexander Merk – conspired with Ms. Hoene and Mr. Donovan to ignore what shareholders had decided to be in the best interest of the Company. The Prior Board’s actions – setting up a committee system that provides for differential treatment of ASA’s directors, granting exclusive powers related to the Rights Plan and the Saba Litigation to the Sham Committees and seeking to exclude peremptorily the New Directors – are improper uses of Board power under Bermuda law and reflects a fundamental misunderstanding of a Bermuda director’s role, rights and obligations.

Section 97 of the BCA imposes a duty of good faith on directors, as well as a duty of skill and care. Bermuda directors also have a common law duty to, among other things, act in the best interests of the company and not for any collateral purpose, including a director’s entrenchment.2 Similarly in the United States, courts generally disfavor discriminatory treatment of different subsets of directors.3

1 The April 26 Resolutions (emphasis added). [   ].

2 See, e.g., Stena Finance BV and Temple Holdings Ltd v Sea Containers Ltd and Others, [1989] Bda LR 71 (SC) (wherein the Bermuda Supreme Court considered whether a shareholders’ rights plan was implemented for, among other reasons, the improper collateral purpose of “entrenching the existing management”).

3 See, e.g., Carmody v. Toll Brothers, Inc., 723 A.2d 1180, 1192 (Del. Ch. 1998) (striking down a dead hand pill that materially interfered with the ability of directors to manage the corporation because it would limit the right of new directors to vote on whether to redeem the pill, and would improperly “embed structural power-related distinctions between groups of directors.”); KLM v. Checchi, 1997 WL 525861 (Del. Ch. July 23, 1997) (court not convinced that a minority shareholder’s threat to enforce contractual rights justifies cutting that shareholder’s designated directors out of meetings to discuss poison pills).

October 14, 2024

Importantly, each Sham Committee was purportedly formed pursuant to bye-law 71 of the Company’s Amended and Restated Bye-Laws (the “Bye-Laws”), which permits the Board to form committees with certain powers, authorities or discretions of the Board to the extent specifically delegated by the Board and permitted under the BCA. But the April 26 Resolutions go well beyond what the BCA permits, as they purport to authorize the Sham Committees to act “exclusively [] on behalf of the Board” and to “make determinations and [] cause the Company to take actions” with respect to the Rights Plan and the Saba Litigation.

Bermuda law does not allow a board faction to use delegation to committees in order to exclude certain directors, against their will, from participating in discussions related to the company’s governance.4 Directors likewise may not fully delegate fundamental decision-making authority to committees, as all directors of a board have “the duty to supervise the discharge of the delegated functions.”5 While the authorities for those legal principles are English decisions, we are advised that the Bermuda courts will also apply these same principles.

Moreover, the Prior Board [  ] cannot attempt to justify the formation of the Sham Committees by claiming that the New Directors are conflicted.6 First, Ms. Hoene and Mr. Donovan are themselves conflicted, as they are named as defendants in the Saba Litigation, which challenges their decision to approve and renew the Rights Plan. Second, under Bermuda law, a director conflict is not a basis to exclude that director from participating in board deliberations if the conflict is disclosed. It is also legally improper to assume that a director will breach their common law duty to avoid conflicts of interest by potentially disclosing confidential information of the Company, and therefore a director cannot be excluded unless such director agrees it is in best interests of the Company to do so.7

4 Buckley on the Companies Acts (Lexis+ UK), Division P, Companies Act 1985, Tables at A72.4.

5 Re Barings plc (No 5), Secretary of State for Trade and Industry v Baker (No 5), [1999] 1 BCLC 433 at p 489 (Ch), aff’d [2000] 1 BCLC 523 (CA) at p 536 (“Whilst directors are entitled (subject to the articles of association of the company) to delegate particular functions to those below them in the management chain, and to trust their competence and integrity to a reasonable extent, the exercise of the power of delegation does not absolve a director from the duty to supervise the discharge of the delegated functions”).

6 As discussed below, the New Directors strongly disagree with any claim that the New Directors are conflicted.

7 Buckley on the Companies Acts (Lexis+ UK), Division P, Companies Act 1985, Tables at A72.4.

October 14, 2024

2.	The Continuing Directors’ Bad Faith Effort to Expand of the Purview of the Sham Litigation Committee, and the Highly Inappropriate Conduct of the Continuing Directors [ ] at the Sept. 24 Meeting

On September 19, 2024, Saba submitted to the Company a notice of requisition, pursuant to Section 79 of the BCA (the “2025 Saba Nomination Notice”), to nominate a slate of the following individuals, Ketu Desai, Paul Kazarian, Karen Caldwell and Neal Neilinger (the “Saba Nominees”), for election as directors at the Company’s 2025 annual general meeting of shareholders (the “2025 AGM”).

The Board had scheduled a regular meeting for Sept. 24, 2024 (the “Sept. 24 Meeting”). Just before the Sept. 24 Meeting began, the Continuing Directors, purportedly on behalf of the [ ], ambushed the New Directors by delivering a previously unannounced proposal for a resolution of Saba’s Nomination Notice (the “2025 AGM Proposal” or the “Proposal”) to the New Directors. Ms. Hoene, Mr. Donovan … then attempted to negotiate the 2025 AGM Proposal with the New Directors at the Sept. 24 Meeting in an attempt to “settle” the 2025 Saba Nomination Notice – despite Mr. Kazarian attending the Sept. 24 Meeting in his capacity as an ASA director and Mr. Desai having no authority to bind Saba.

Our clients were extremely shocked and disappointed in Ms. Hoene and Messrs. Donovan… In particular, Ms. Hoene and Mr. Donovan, claiming the guise of the Litigation Committee [ ], took an adversarial position to the New Directors regarding the election of directors at the 2025 AGM. Their Proposal, which was prepared in secret and purports to negotiate on behalf of the Company regarding the composition of the Board, includes a slate of director candidates selected by the Sham Litigation Committee. The 2025 AGM Proposal also addresses the renewal of the management contract with the Company’s investment adviser, a critical Board matter under the ICA. These subject matter areas are clearly beyond any conception of the Litigation Committee’s mandate.

Even more concerning, [ ], acting on behalf of the Sham Litigation Committee and in direct conflict to the New Directors and Board as a whole, suggested that the Company would “hold up” the 2025 AGM if the New Directors did not agree to nominate Ms. Hoene and Mr. Donovan at the 2025 AGM under the terms of the 2025 AGM Proposal. [ ] threatened weaponization of ASA’s corporate machinery to advance the Continuing Directors’ self-interests is unethical, outrageous… Mr. Donovan then intimated that holding up the 2025 AGM would not be necessary because the Sham Litigation Committee would select the Company’s slate of nominees, thereby ensuring that the Continuing Directors would be included on the Company’s slate without full Board approval. When it became clear that Messrs. Kazarian and Desai would not succumb to pressure, Ms. Hoene resorted to impugning Mr. Desai’s independence – referring to him as a “cipher,” denigrating his abilities and maligning his independence.

The discussion and purported negotiation of the 2025 AGM Proposal during the Sept. 24 Meeting displays a critical lack of understanding of the New Directors’ roles and relationship to the Company. Messrs. Kazarian and Desai are independent directors duly elected by the shareholders of the Company, and they are subject to their full obligations and fiduciary duties and entitled to their full rights and privileges as directors under Bermuda law. Both are sophisticated directors who fully understand their fiduciary duties under Bermuda law. When the New Directors attend a Board meeting, they act in their capacities as independent directors of the Company. The fact that Saba originally nominated Mr. Desai for election does not diminish his independence or capacity as a director, and he has no authority to act on behalf of Saba. While Mr. Kazarian is affiliated with Saba, this does not diminish or otherwise negatively affect his status as a full independent member of the Board. Shareholders routinely seek to have representatives elected or appointed to a company’s board of directors – this is not a novel situation – and Mr. Kazarian has observed proper ethical walls to distinguish his roles and capacities as a member of the Board and a representative of Saba. For example, after Mr. Kazarian’s appointment to the Board, he sent emails to Ms. Hoene and Mr. Merk introducing them to Michael D’Angelo, Saba’s General Counsel, explaining that he would serve as the Company’s point of contact for Saba going forward. In addition, Saba disclosed this association to the Company’s shareholders in connection with the 2024 AGM. Despite the foregoing, the Continuing Directors [ ] are attempting to treat the New Directors as indistinguishable from Saba.

October 14, 2024

Furthermore, even if the Litigation Committee were validly constituted, which it is not, the April 26 Resolutions do not delegate authority to the Litigation Committee to recommend actions with respect to Board composition at the 2025 AGM, deliver the Proposal or unilaterally select the Company’s slate of directors. The Litigation Committee’s mandate is specifically limited to matters and actions concerning “the Saba Litigation or other litigation relating to the Rights Plan or any other rights plan adopted by the Company.”

Ms. Hoene’s and Messrs. Donovan’s [ ] threats at the Sept. 24 Meeting to hijack the review and determination of director candidates on behalf of the Company, as evidenced by the delivery of the 2025 AGM Proposal, inappropriately seek to strip the full Board of its duty to oversee and make the final determinations as to the Company’s slate – a determination on which all serving directors are entitled to have input. Directors must retain the duty and obligation to supervise and have final authority over functions delegated to board committees.

Instead of addressing the 2025 Saba Nomination Notice as a Board issue, and properly following the Board’s corporate governance processes, the Continuing Directors [ ] have instead opted to contort the Sham Litigation Committee’s mandate to contend that it has the authority to identify a slate of directors purportedly on behalf of the Company, but in reality, to advance their own self-interests. The determination of the Company’s slate is a fundamental determination that must reflect the input and decisions of the entire Board acting as a whole and cannot be entirely delegated to a committee. Indeed, under ASA’s governing documents and proper corporate governance functioning, the Nominating Committee reviews and evaluates director candidates and then makes a recommendation to the full Board, which has the authority to approve the final director slate. As experienced directors and members of the Nominating Committee, Ms. Hoene and Mr. Donovan are fully aware of these requirements.8

The Sham Committees were formed for an improper purpose – specifically to entrench the Company’s existing management by excluding the New Directors and depriving them of their full rights, duties and obligations under Bermuda law. The Continuing Directors’ actions at the Sept. 24 Meeting and delivery of the 2025 AGM Proposal amplify and expose this bad faith entrenching purpose. The Board, advised by non-conflicted counsel, must promptly meet to review the formation, propriety and potential disbandment of the Sham Committees.

…

8 The 2025 AGM Proposal is inconsistent with corporate governance standards (which reflect the SEC’s position on governance best practices) under the ICA, which state, “The disinterested directors of the fund select and nominate any other disinterested director of the fund.” ICA Rule 0-1(a)(7)(ii).

October 14, 2024

4.	The Nomination Committee Should Resume Proper Functioning and the Full Board Should Meet to Attempt to Determine and Approve the Company’s 2025 AGM Slate

The Nominating Committee, currently consisting of Ms. Hoene and Messrs. Donovan and Desai, is the proper committee empowered with the authority to consider candidates for recommendation to the Board. Specifically, the Charter for the Nominating Committee (the “Nominating Committee Charter”) states that the Board has delegated to the Nominating Committee the authority, responsibility and duty to “consider candidates for recommendation to the Board from any source deemed appropriate by the Committee, including… the Company’s shareholders,” and to make a recommendation to the Board after reviewing and evaluating the candidates.9

The Nominating Committee Charter further requires the Nominating Committee to conduct an impartial review of shareholder nominated candidates provided that such nominating shareholder has compiled with certain procedural requirements.10 While the Nominating Committee has held meetings to conduct its audit and ethics duties, to the New Directors’ knowledge, since Mr. Desai was elected to the Board, it has not held a meeting where Board composition, potential director candidates for the 2025 AGM or the 2025 Saba Nomination Notice and the Saba Nominees have been discussed or considered. Instead, the Continuing Directors – to the exclusion of the Nominating Committee and the full Board – have seemingly reviewed the Saba Nominees behind closed doors and delivered the 2025 AGM Proposal in response.

Notably, Ms. Hoene and Mr. Donovan serve on both the Nominating Committee and the Sham Litigation Committee. The Sham Litigation Committee’s attempted hijacking of the Nominating Committee’s authority appears to be motivated by the desire to improperly exclude Mr. Desai from such review. But the fact that Mr. Desai is included as a Saba Nominee does not provide a basis to exclude Mr. Desai from participating in Nominating Committee deliberations. Under the BCA and the Bye-Laws, Mr. Desai is not required to recuse himself from deliberations concerning the Saba Nominees. Indeed, nominating committees frequently review and make recommendations as to the re-nomination of incumbent directors, including those serving on such committees. The Continuing Directors cannot continue to exclude Mr. Desai from the review of director candidates by failing to convene the Nominating Committee.

The Board should promptly resume its proper corporate governance functions, and the Nominating Committee should promptly meet to review all received director candidates and issue recommendations to the full Board. If the full Board is unable to agree on recommendations with respect to the Company’s slate for the 2025 AGM, then the Company should not pick sides and instead should issue proxy materials that do not include any director candidate recommendations from the Company.

9 See Sections C.8.c and c of the Nominating Committee Charter.

10 Id. at Section E.

October 14, 2024

For the avoidance of doubt, given the Continuing Directors previous and ongoing involvement in improper entrenchment tactics, including the adoption and renewal of the Rights Plan, the formation of the Sham Committees, the inappropriate delivery of the 2025 AGM Proposal and their threats to manipulate ASA’s corporate machinery for their own personal benefit, the New Directors will not support a proposed Company slate that includes Ms. Hoene and Mr. Donovan as director candidates. However, the New Directors encourage the Nominating Committee to fully and faithfully execute its mandate and to consider other additional director candidates, in particular credible candidates who value sound corporate governance practices.11

…

We look forward to ASA’s return to proper corporate governance, and the Board and the Nominating Committee resuming their proper functioning for the benefit of the Fund and all shareholders.

Accordingly, our clients expect the following:

…

2.       The Board should retain non-conflicted counsel to advise on Corporate Matters;

3.       The Board, advised by non-conflicted counsel, should promptly meet to review the formation, propriety and potential disbandment of the Sham Committees; and

4.       The Nominating Committee resume its proper functioning, and thereafter, all members of the Board immediately meet and confer with respect to the Nominating Committee’s recommendations regarding the Company’s slate of director candidates for the 2025 AGM.

We look forward to your prompt response.

11 If Ms. Hoene and Mr. Donovan, in their capacity as shareholders, want to nominate a slate of director candidates for election at the 2025 AGM, they need to comply with the BCA and Bye-Laws, including the requirement of having at least 5% ownership or not less than 100 shareholders support the nomination.